UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2013

Pizza Inn Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri                                                      0-12919                                           45-3189287
(State or other jurisdiction of incorporation) (Commission File Number) (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas                                                                           75056
(Address of principal executive offices)                                                                           (Zip Code)

Registrant’s telephone number, including area code (469) 384-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement

On May 20, 2013, Pizza Inn Holdings, Inc. (the “Company”) entered into an At-the-Market Issuance Sales Agreement with MLV & Co. LLC (“MLV”) pursuant to which the Company may offer and sell shares of its common stock having an aggregate offering price of up to $3,000,000 from time to time through MLV, acting as agent. Upon the Company’s delivery and MLV’s acceptance of a placement notice, MLV will use its commercially reasonable efforts, consistent with its sales and trading practices, to sell any shares subject to the placement notice. Sales of common stock by MLV, if any, may be made in transactions that are deemed to be “at-the-market” offerings, including sales made directly on the Nasdaq Capital Market or sales made to or through a market maker other than on an exchange. With our prior written consent, sales may also be made in negotiated transactions and/or any other method permitted by law.

The Company has agreed to pay MLV commissions for its services in acting as agent in the sale of the common stock in the amount of 3.0% of the gross sales price of all shares sold pursuant to the sales agreement.  The Company has also agreed to reimburse MLV for legal expenses incurred by it up to $25,000 in the aggregate.  The Company has also agreed to reimburse MLV for certain expenses incurred in connection with entering into the sales agreement and has provided MLV with customary indemnification rights.

The description of the sales agreement set forth above is qualified in its entirety by reference to the At-the-Market Issuance Sales Agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01.                      Financial Statements and Exhibits

(c) Exhibits.

1.1	At-the-Market Issuance Sales Agreement between Pizza Inn Holdings, Inc. and MLV & Co. LLC dated May 20, 2013.

5.1	Opinion of McGuire, Craddock & Strother, P.C.

23.1	Consent of McGuire, Craddock & Strother, P.C. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2013	Pizza Inn Holdings, Inc. By: /s/ Jerome L. Trojan, III Jerome L. Trojan, III, Chief Financial Officer